EXHIBIT 5.1
[ORACLE CORPORATION LETTERHEAD]
January 10, 2007
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
     I am a Senior Corporate Counsel of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 10, 2007,in connection with the registration under the Securities Act of 1933, as amended, of 3,363,500 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of November 2, 2006 (as amended, the “Merger Agreement”), by and among Oracle Systems Corporation (formerly known as Oracle Corporation), Stellent, Inc. and Star Acquisition Corporation. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Stellent, Inc. under the Stellent, Inc. 1994-1997 Stock Option and Compensation Plan, InfoAccess, Inc. 1990 Stock Option Plan as amended September 29, 1999, InfoAccess, Inc. 1995 Stock Option Plan as amended September 29, 1999, Stellent, Inc. 1999 Employee Stock Option and Compensation Plan, Stellent, Inc. 2000 Stock Incentive Plan, Stellent, Inc. Amended and Restated 2000 Employee Stock Incentive Plan, Stellent, Inc. Amended and Restated 1997 Directors Stock Option Plan, Optika Imaging Systems, Inc. 1994 Stock Option /Stock Issuance Plan, Amendment to Optika Imaging Systems, Inc. 1994 Stock Option/Stock Issuance Plan, Optika Inc. 2000 Non-Officer Stock Incentive Plan Optika Inc. 2003 Equity Incentive Plan, Amendment to Optika Inc. 2003 Equity Incentive Plan, Stellent, Inc. 2005 Equity Incentive Plan and French Annex to the Stellent, Inc. 2000 Stock Incentive Plan (each, a “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ Christopher Ing

Christopher Ing
Senior Corporate Counsel